EXHIBIT 99.1

For more information contact: Investor Relations Markel Group Inc. IR@markel.com
FOR IMMEDIATE RELEASE

Markel Group announces leadership appointments

RICHMOND, Va., Feb. 23, 2026 — Markel Group Inc. (NYSE: MKL) announced today the appointments of Simon Wilson, CEO of Markel Insurance, and Andrew Crowley, President of Markel Ventures, as Executive Vice Presidents of Markel Group, in addition to their current responsibilities. Wilson and Crowley oversee Markel Group’s insurance and non-insurance businesses, respectively, and their appointments highlight the critical role each plays in advancing the company’s strategic and operational priorities. Both will report to Tom Gayner, CEO, Markel Group.

“These appointments represent our ongoing evolution of the Markel Group structure and the continued drive to simplify our business,” said Tom Gayner, Markel Group, CEO. “With Simon and Andrew’s leadership and partnership, they are focused on serving the operations, customers, and markets they know best.”

Additionally, Amy McCann has been promoted to Chief Administrative Officer, Markel Group and she will also report to Tom Gayner. McCann has served as the General Counsel, Markel Ventures, a subsidiary of Markel Group, since 2022 and will retain these responsibilities. McCann joined the company in 2019 and in her expanded role, she will work closely with Gayner and the executive leadership team to oversee operations and organizational matters, ensuring alignment across Markel Group.

“Amy has been an invaluable partner and leader to our team, and with her expanded responsibilities will help further align our operations and strategy, reinforce our culture, and strengthen connectivity across Markel Group,” said Gayner.

With these appointments, Mike Heaton, EVP and Chief Operating Officer, will be leaving Markel Group.

Gayner added, “I am deeply grateful for Mike’s dedication and contributions to Markel Group, and specifically for helping us build our non-insurance operations into an important component of Markel Group’s strong foundation.”

These changes are effective immediately.

About Markel Group
Markel Group Inc. (NYSE: MKL) is a diverse family of companies that includes everything from insurance to bakery equipment, building supplies, houseplants, and more. The leadership teams of these businesses operate with a high degree of independence, while at the same time living the values that we call the Markel Style. Our specialty insurance business sits at the core of our company. Through decades of sound underwriting, the Markel Insurance team has provided the capital base from which we built a system of businesses and investments that collectively increase Markel Group’s durability and adaptability. It’s a system that provides diverse income streams, access to a wide range of investment opportunities, and the ability to efficiently move capital to the best ideas across the company. Most importantly though, this system enables each of our businesses to advance our shared goal of helping our customers, associates, and shareholders win over the long term. Visit mklgroup.com to learn more.